Exhibit 99

Public Service Enterprise Group 80 Park Plaza Newark, NJ 07102

CONTACTS:
Investor Relations	Media Relations
Carlotta Chan	Michael Jennings
973-430-6565	609-610-5161
Carlotta.Chan@pseg.com	Michael.Jennings@pseg.com

PSEG Completes Sale of its 25% Equity Interest in Ocean Wind 1 to Ørsted N.A.

(NEWARK, N.J. – May 31, 2023) Public Service Enterprise Group Incorporated today announced that it has completed the sale of its 25% equity interest in the 1,100-megawatt Ocean Wind 1 project to Ørsted North America (Ørsted N.A.). With today’s executed agreement, Ørsted N.A. has reimbursed PSEG for all of its cumulative outlays in the Ocean Wind 1 project, and Ørsted N.A. now owns 100% of New Jersey’s first offshore wind farm. PSEG has also entered into a limited Transition Services Agreement with Ørsted N.A. to provide Ocean Wind 1 with construction management and environmental permitting services for the onshore substations and transmission cable installation scope of the project.

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About PSEG

Public Service Enterprise Group (PSEG) (NYSE: PEG) is a predominantly regulated infrastructure company focused on a clean energy future. Guided by its Powering Progress vision, PSEG aims to power a future where people use less energy, and it’s cleaner, safer and delivered more reliably than ever. PSEG’s commitment to ESG and sustainability is demonstrated in our net-zero 2030 climate vision and participation in the U.N. Race to Zero, as well as our inclusion on the Dow Jones Sustainability North America Index and the list of America’s most JUST Companies. PSEG’s businesses include Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. (https://corporate.pseg.com).

Forward-Looking Statement

The statements contained in this press release that are not purely historical are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: https://investor.pseg.com. All of the forward-looking statements made in this press release are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business, prospects, financial condition, results of operations or cash flows. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this press release apply only as of the date hereof. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even in light of new information or future events, unless otherwise required by applicable securities laws.

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